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                                                               EXHIBIT (A)(1)(K)

                    [LETTER TO PARTICIPANTS IN 401(K) PLAN]
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                             BOOKS-A-MILLION, INC.
                           OFFER TO PURCHASE FOR CASH

                   UP TO 4,000,000 SHARES OF ITS COMMON STOCK

                  AT A PURCHASE PRICE NOT GREATER THAN $10.00

                         NOR LESS THAN $8.75 PER SHARE

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON THURSDAY, JULY 21, 2005, UNLESS THE OFFER IS EXTENDED

TO PARTICIPANTS IN THE BOOKS-A-MILLION, INC. 401(K) PROFIT SHARING PLAN:

     Books-A-Million, Inc. (the "Company") has announced an offer to purchase for cash up to 4,000,000 shares of its common stock, $0.01 par value per share (the "Shares"), at a price not greater than $10.00 nor less than $8.75 per Share, net to the seller in cash, without interest (the "Offer"). The Offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 23, 2005, and the related Letter of Transmittal, which are enclosed, as amended or supplemented from time to time.

     As a participant in the Books-A-Million, Inc. 401(k) Profit Sharing Plan (the "401(k) Plan"), a portion of your 401(k) Plan account may be invested in the Company's common stock. In accordance with this Offer, you may tender (in other words, offer to sell to the Company) some or all of the Shares held in your 401(k) Plan account.

     You may determine the number of Shares in your 401(k) Plan account from time to time by calling the SunTrust Service Center via PlanLine at 1-888-816-4015 or going to the PlanLink website at: https://www2.suntrust.com/pers/eb/index.html. Please note that the number of Shares credited to your 401(k) Plan account may change prior to the expiration of the Offer as a result of any additional contribution being made to the 401(k) Plan, as well as by any investment changes you may make.

     If you would like to direct the tender of some or all of your Shares in your 401(k) Plan account in response to the Offer, you must FAX THE ENCLOSED TRUSTEE DIRECTION FORM TO THE TRUSTEE OF THE 401(K) PLAN, SUNTRUST BANK ("SUNTRUST" OR THE "TRUSTEE"), AT (404) 827-6872, NO LATER THAN 6:00 P.M., NEW YORK CITY TIME, ON FRIDAY, JULY 15, 2005, unless the Offer is extended by the Company, in which case you must fax the enclosed Trustee Direction Form to SunTrust no later than 6:00 p.m., New York City time, on the fourth business day prior to the expiration of the Offer as extended. Upon receipt of your fax, SunTrust will fax back to you a confirmation at the number you indicate on the Trustee Direction Form.

     The Offer. The Company is conducting the Offer through a procedure called a modified "Dutch Auction." The Company will select the lowest purchase price (the "Purchase Price") that is produced by the tender offer process (within the range of share prices specified above) that will allow it to purchase 4,000,000 Shares, or such lesser number of Shares as are properly tendered and not properly withdrawn, pursuant to the Offer. This procedure allows stockholders to select the price (in multiples of $0.25) within a price range ($8.75 to $10.00 per Share) at which they are willing to sell Shares. The Company will select the lowest purchase price that will allow it to buy 4,000,000 Shares or, if a lesser number of Shares are properly tendered, all Shares that are properly tendered and not withdrawn. Shares the Company purchases in the Offer will be purchased by the Company at the same price, even if a stockholder has selected a lower price, but the Company will not purchase any Shares above the Purchase Price it determines. Accordingly, all Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn will be purchased at the Purchase Price, subject to the conditions of the Offer and the "odd lot," proration and conditional tender provisions described in the Offer to Purchase. The Company reserves the right, in its sole discretion, to purchase more than 4,000,000 Shares pursuant to the Offer, subject to compliance with applicable law.

     Providing Tender Instructions. In order to tender any portion of your Shares held in your 401(k) Plan account, you must fax the enclosed Trustee Direction Form to SunTrust at (404) 827-6872 no later than 6:00 p.m., New York City time, on Friday, July 15, 2005, unless the Offer is extended by the Company, in which case you must fax the
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enclosed Trustee Direction Form to SunTrust no later than 6:00 p.m., New York
City time, on the fourth business day prior to the expiration of the Offer as extended. Upon receipt of your fax, SunTrust will fax back to you a confirmation at the number you indicate on the Trustee Direction Form. All participant instructions received by fax by the Trustee will be combined and submitted in one or more Letters of Transmittal by the Trustee, as necessary, on behalf of all 401(k) Plan participants who timely elected to tender a portion of their Shares at the prices selected by 401(k) Plan participants.

     SHARES HELD BY THE 401(K) PLAN FOR WHICH NO INSTRUCTIONS ARE RECEIVED FROM PARTICIPANTS WILL NOT BE TENDERED. THEREFORE, IF YOU DO NOT CONTACT THE TRUSTEE AS DESCRIBED ABOVE, NONE OF THE SHARES IN YOUR ACCOUNT IN THE 401(K) PLAN WILL BE TENDERED.

     BECAUSE THE TERMS AND CONDITIONS OF THE LETTER OF TRANSMITTAL WILL GOVERN THE TENDER OF SHARES HELD IN ACCOUNTS UNDER THE 401(K) PLAN, YOU SHOULD READ THE LETTER OF TRANSMITTAL CAREFULLY. THE LETTER OF TRANSMITTAL, HOWEVER, IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES THAT ARE HELD IN YOUR 401(K) PLAN ACCOUNT. IF YOU HOLD SHARES OUTSIDE OF THE 401(K) PLAN AND WISH TO TENDER THOSE SHARES AS WELL AS SHARES HELD IN YOUR 401(K) PLAN ACCOUNT, YOU MUST COMPLY WITH THE PROCEDURES DESCRIBED IN THE LETTER OF TRANSMITTAL AND THE OFFER TO PURCHASE FOR YOUR SHARES OUTSIDE OF THE 401(K) PLAN. YOU SHOULD ALSO READ THE OFFER TO PURCHASE CAREFULLY BEFORE MAKING ANY DECISION REGARDING THE OFFER.

     Please note the following:

          1. If you do not fax the enclosed Trustee Direction Form to the Trustee at (404) 827-6872 by 6:00 p.m., New York City time, on Friday, July 15, 2005 (or, if the Offer is extended by the Company, by 6:00 p.m., New York City time, on the fourth business day prior to the expiration of the Offer as extended), your instruction will not be honored. Upon receipt of your fax, SunTrust will fax back to you a confirmation at the number you indicate on the Trustee Direction Form. The Offer, withdrawal rights and proration period will expire at 12:00 midnight, New York City time, on Thursday, July 21, 2005, unless the Expiration Time (as defined in the Offer to Purchase) of the Offer is extended. Consequently, to allow time for processing, you must fax the Trustee Direction Form to SunTrust no later than 6:00 p.m., New York City time, on Friday, July 15, 2005, unless the Offer is extended by the Company, in which case you must fax the enclosed Trustee Direction Form to SunTrust no later than 6:00 p.m., New York City time, on the fourth business day prior to the expiration of the Offer as extended.

          2. When filling out the Trustee Direction Form, you must specify the number of full Shares held in your 401(k) Plan account that you wish to tender and at what price between $8.75 and $10.00 (in $0.25 increments) you want to tender such Shares. If you wish to tender portions of your Shares at different prices, you must submit a separate Trustee Direction Form for each price at which you wish to tender each such portion of your Shares. Please note that participants in the 401(k) Plan will not be considered "odd lot" holders even if they own fewer than 100 Shares and tender all such Shares in the Offer because the Trustee will combine all of the shares tendered by participants in the 401(k) Plan into a single tender submission.

          3. Shares held in your 401(k) Plan account may be tendered at prices not greater than $10.00 nor less than $8.75 per Share. However, the 401(k) Plan is prohibited by law from selling Shares to the Company for a price that is less than the prevailing market price of the Company's common stock. Accordingly, if you elect to tender Shares at a price that is lower than the closing price of the Company's common stock on the date the Offer expires, the tender price you elect will be deemed to have been increased to the lowest tender price that is not less than the closing price of the Company's common stock on the Nasdaq National Market System on the date the Offer expires. This could result in the selected number of your Shares not being purchased in the Offer. If the closing price of the Company's common stock on the date the Offer expires is greater than the maximum price available in the Offer, none of your Shares held by the 401(k) Plan will be tendered and your tender will be deemed to have been withdrawn.

          4. The Offer is for up to 4,000,000 Shares, constituting approximately 24.6% of the outstanding Shares of the Company as of June 17, 2005. The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to other conditions described in Section 7 of the Offer to Purchase.

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          5. The Company's Board of Directors has approved the making of the
     Offer. However, none of the Company, the Company's Board of Directors, the Dealer Manager or the Trustee is making any recommendation whether you should tender or refrain from tendering your Shares or at what purchase price you should choose to tender your Shares. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender and the price or prices at which you will tender them. Our directors and executive officers have advised us that they do not intend to tender any of their shares in the Offer. In addition, certain of our significant stockholders, Charles C. Anderson, Joel R. Anderson, Harold M. Anderson and Charles C. Anderson, Jr., have advised us that they do not intend to tender any of their shares in the Offer. However, during the pendency of the Offer and after termination of the Offer, our directors and executive officers may, in compliance with applicable law, sell their shares in open market transactions, including through one or more pre-arranged stock trading plans in accordance with Rule 10b5-1 of the Exchange Act, at prices that may be more favorable than the purchase price to be paid to our stockholders in the Offer.

          6. Tendering participants will not be obligated to pay any brokerage fees or commissions or solicitation fees to tender their Shares held in the 401(k) Plan. Tendering participants will not be obligated to pay any stock transfer taxes on the transfer of Shares held in the 401(k) Plan pursuant to the Offer.

          7. As more fully described in the Offer to Purchase, tenders will be deemed irrevocable unless timely withdrawn. If you elect to tender the Shares held in your 401(k) Plan account, and you subsequently decide to tender additional Shares, you may do so by faxing a new Trustee Direction Form to SunTrust at (404) 827-6872 indicating the number of additional Shares that you would like to tender. If you would like to withdraw your tender of Shares, you may do so by faxing a letter to SunTrust at (404) 827-6872, which specifies the name of the tendering stockholder, the stockholder's social security number or Participant Identifier Number, the Shares the tendering stockholder would like to withdraw and a fax number where the stockholder can be reached. However, the new directions or withdrawal will be effective only if such fax is sent by 6:00 p.m., New York City time, on Friday, July 15, 2005, unless the offer is extended, in which case you will have until 6:00 p.m., New York City time, on the fourth business day prior to the expiration of the Offer as extended to send such fax. The Offer is scheduled to expire at 12:00 midnight, New York City time, on Thursday, July 21, 2005.

          8. Contributions to the 401(k) Plan and investments in the Company stock may continue throughout the Offer. FOR ADMINISTRATIVE PURPOSES, PARTICIPANTS WHO DIRECT THE TENDER OF ALL OR A PORTION OF THEIR SHARES WILL NOT BE PERMITTED TO DIRECT THE DISPOSITION OF THE TENDERED PORTION OF THEIR SHARES, OR REQUEST A LOAN OR DISTRIBUTION THAT RELATES TO THE TENDERED PORTION OF THEIR SHARES, AT ANY TIME FROM THE DATE THOSE SHARES ARE TENDERED UNTIL 5:00 P.M., NEW YORK CITY TIME, ON THE BUSINESS DAY FOLLOWING THE DATE THE COMPANY GIVES ORAL OR WRITTEN NOTICE TO WELLS FARGO SHAREOWNER SERVICES, THE DEPOSITARY FOR THIS OFFER, OF ITS ACCEPTANCE OF SHARES FOR PAYMENT IN THE OFFER.

          PARTICIPANTS WHOSE DIRECTION TO TENDER IS ACCEPTED BY THE COMPANY WILL CONTINUE TO BE PROHIBITED FROM DIRECTING THE DISPOSITION OF THE TENDERED PORTION OF THEIR SHARES, AND WILL BE PROHIBITED FROM REQUESTING A LOAN OR DISTRIBUTION THAT RELATES TO THE TENDERED PORTION OF THEIR SHARES, UNTIL THE 401(K) PLAN RECEIVES THE PROCEEDS FROM THE TENDER OFFER AND COMPLETES THE TRANSFER OF THE PROCEEDS OF THE TENDERED PORTION OF THE SHARES INTO THE 401(K) PLAN'S STABLE ASSET FUND B.

          YOU SHOULD EVALUATE THE APPROPRIATENESS OF YOUR CURRENT INVESTMENT DECISIONS IN LIGHT OF THE FOREGOING LIMITATIONS.

          PARTICIPANTS WHO SUBMIT A TENDER OFFER FOR ONLY A PORTION OF THEIR SHARES HELD IN THE 401(K) PLAN WILL ONLY BE SUBJECT TO THE LIMITATIONS DESCRIBED ABOVE AS THEY RELATE TO THE TENDERED PORTION OF THEIR SHARES. PARTICIPANTS WHO DO NOT FAX SUNTRUST THE TRUSTEE DIRECTION FORM AT

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     (404) 827-6872 AND SUBMIT A DIRECTION FOR ANY PORTION OF THEIR SHARES WILL
     NOT BE SUBJECT TO THE LIMITATIONS DESCRIBED ABOVE.

          9. If you tender Shares and such Shares are accepted for purchase by the Company, the tender proceeds will be deposited into your 401(k) Plan account and invested in the 401(k) Plan's Stable Asset Fund B until you allocate the proceeds among the various investment funds under the 401(k) Plan according to your personal investment strategy.

          10. While you will not recognize any immediate tax gain or loss as a result of the Offer or the sale of Shares in the Offer, the tax treatment of future withdrawals by you or distributions to you from the 401(k) Plan may be adversely affected by a tender and sale of Shares within the 401(k) Plan. Specifically, under current federal income tax rules, if you receive a lump sum distribution from a 401(k) Plan including Shares that have increased in value from the price at which they were acquired by the 401(k) Plan, under certain circumstances you may have the option of not paying tax on this increase in value, which is called "net unrealized appreciation," until you sell those Shares. When the Shares are sold, any gain up to the amount of the untaxed net unrealized appreciation is taxed as long-term capital gain rather than at ordinary income tax rates, which will apply to all other distributions from the 401(k) Plan and which may be a higher rate for certain participants. If Shares credited to your individual 401(k) Plan account are purchased by the Company in the Offer, you will no longer be able to take advantage of this tax benefit with respect to the Shares purchased by the Company in the Offer (unless you elect to reinvest in the Company stock within 90 days after the purchase). You can find additional tax information relating to the Offer in the Offer to Purchase. You are further advised to consult with your tax advisor concerning your decision to participate in the Offer.

If you wish to tender your Shares held in the 401(k) Plan, you must fax the enclosed Trustee Direction Form to SunTrust at (404) 827-6872 no later than 6:00 p.m., New York City time, on July 15, 2005, unless the Offer is extended by the Company, in which case you must fax the enclosed Trustee Direction Form to SunTrust no later than 6:00 p.m., New York City time, on the fourth business day prior to the expiration of the Offer as extended.

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                             TRUSTEE DIRECTION FORM

PLEASE SEND VIA FAX

To: SunTrust Bank, Trustee for the Books-A-Million, Inc. 401(k) Profit Sharing Plan

Fax Number: (404) 827-6872

From: ---------------------------------------- (Name)

SSN# or Participant Identifier
Number*: ---------------------------------------- (Required)

Return Fax Number: ---------------------------------------- (Required)

*You can find your Participant Identifier Number on your statement for the Books-A-Million, Inc. 401(k) Profit Sharing Plan. You may also obtain your Participant Identifier Number by calling PlanLine at 1-888-816-4015.

To: SUNTRUST BANK, TRUSTEE

Step 1: Indicate a number of full shares: I wish to tender ________ number of full shares (to be processed on a pro rata basis) of Books-A-Million, Inc. common stock held in my Books-A-Million, Inc. 401(k) Profit Sharing Plan account.

Step 2: Check one option below. If you choose option (B), you must also indicate your tender price.

CHECK ONLY ONE BOX UNDER (A) OR (B) BELOW. IF MORE THAN ONE BOX IS CHECKED, OR IF NO BOX IS CHECKED, THERE IS NO VALID TENDER OF SHARES.

(A)  SHARES TENDERED AT PRICE DETERMINED IN THE TENDER OFFER

[ ] I want to maximize the chance of having Books-A-Million, Inc. accept for purchase all of the shares that I am tendering (subject to the possibility of proration). Accordingly, BY CHECKING THIS BOX INSTEAD OF ONE OF THE PRICE BOXES BELOW, I hereby tender shares at, and am willing to accept, the purchase price determined by Books-A-Million, Inc. in accordance with the terms of the tender offer and resulting from the tender offer process. This action may have the effect of lowering the purchase price and could result in receiving a price per share as low as $8.75.

                                       OR

(B)  SHARES TENDERED AT PRICE DETERMINED BY STOCKHOLDER

[ ] By checking ONE of the following boxes below INSTEAD OF THE BOX UNDER
    "Shares Tendered at Price Determined in the Tender Offer," I hereby tender shares at the purchase price checked. This action could result in none of the shares being purchased if the purchase price determined by Books-A-Million, Inc. for the shares is less than the purchase price checked below.

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  [ ] $8.75    [ ] $9.00    [ ] $9.25    [ ] $9.50    [ ] $9.75    [ ] $10.00
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       Please note that the Books-A-Million, Inc. 401(k) Profit Sharing Plan
(the "401(k) Plan") is prohibited from selling shares to Books-A-Million, Inc. for a price that is less than the prevailing market price. Accordingly, if you elect to tender shares at a price that is lower than the prevailing price of Books-A-Million, Inc.'s common stock on the Nasdaq National Market at the expiration of the tender offer, the tender price you elect will be deemed to have been increased to the lowest tender price that is not less than the closing price of Books-A-Million, Inc.'s common stock on the Nasdaq National Market on the expiration date of the tender offer. This could result in your shares not being purchased in the tender offer.

Step 3: Read this form carefully, provide the requested information and then sign this form.

       I acknowledge receipt of the accompanying Letter to the Participants in the Books-A-Million, Inc. 401(k) Profit Sharing Plan, the enclosed Offer to Purchase, dated June 23, 2005, and the related Letter of Transmittal in connection with the tender offer by Books-A-Million, Inc., a Delaware corporation, to purchase up to 4,000,000 shares of its common stock.

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           THE METHOD OF DELIVERY OF THIS DOCUMENT IS AT THE ELECTION AND RISK
OF THE 401(K) PLAN PARTICIPANT. SUFFICIENT TIME SHOULD HE ALLOWED TO ENSURE TIMELY DELIVERY.

SIGN HERE:

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Signatures:                                                     ---------------------------------------------------------
                                                           X

                                                           --------------------------------------------------------------
Name:                                                                              (Please Print)

SSN # or Participant Identifier Number:                    --------------------------------------------------------------

Date:                                                      --------------------------------------------------------------
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